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COEUR D’ALENE MINES CORPORATION

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Press Release	Source: Coeur d’Alene Mines Corporation
Coeur and Palmarejo Silver and Gold File Preliminary Assessment for Palmarejo Silver & Gold Project
Wednesday September 5, 9:00 am ET
COEUR D’ALENE, Idaho & LONGUEUIL, Quebec—(BUSINESS WIRE)—Coeur d’Alene Mines Corporation (NYSE:CDE – News; TSX:CDM – News; “Coeur”) and Palmarejo Silver and Gold Corporation (TSX-V:PJO – News; “Palmarejo”) announced today that a preliminary assessment report has been filed on the Palmarejo Project located in Northern Mexico. The purpose of this report is to provide details of the scoping study completed by Coeur that assumes mining at the Palmarejo Project takes place by both open pit and underground mining methods.
Under this scenario, annual production at the Palmarejo Project is anticipated to begin initially by open pit mining methods in late 2008. During the initial five years of operations, production is expected to average approximately 10.4 million ounces of recovered silver and 115,000 ounces of recovered gold with average cash operating costs of negative $0.41 per ounce of silver after gold by-product credits.
The production and cost profiles highlighted above are based on the mining of the following mineral resources within the Palmarejo deposit area only:
Open Pit

				Contained Ounces
	Tonnes	Au (g/t)	Ag (g/t)	Gold	Silver
Measured + Indicated	4,503,000	1.63	213	236,607	30,782,587
Inferred	238,000	1.95	254	14,923	1,943,779

Underground

Measured + Indicated	5,360,000	3.06	239	527,524	41,255,251
Inferred	151,000	3.03	283	14,711	1,374,041
Assumed metals prices were $550 per ounce for gold and $10 per ounce for silver. Cut-off grades were 50 g/t Ag equivalent for open pit mineral resources and 106 g/t Ag equivalent for underground.
Mineral resources that are not mineral reserves do not have demonstrated economic viability.
For comparison, the total current mineral resources at the Palmarejo Project, including the nearby Guadalupe and La Patria deposits, are as follows:

				Contained Ounces
	Tonnes	Au (g/t)	Ag (g/t)	Gold	Silver
Palmarejo (1)
Measured	5,400,000	2.22	200	384,000	34,600,000
Indicated	9,100,000	2.00	186	587,000	54,660,000

Subtotal	14,500,000			971,000	89,260,000
Inferred	4,000,000	1.31	138	169,000	17,930,000
Guadalupe (2)
Inferred	5,700,000	0.83	106	155,000	19,570,000
La Patria (3)
Inferred	3,600,000	1.49	35	171,000	4,030,000
(1)	0.8 g/t Au equivalent cut-off Source: Palmarejo Updated Resource Statement dated October 24, 2006.

(2)	0.8 g/t Au equivalent cut-off applied above 1,300 meter elevation and a 3 g/t Au equivalent cut-off applied below 1,300 meter elevation. Source: Palmarejo Initial Resource Statement for Guadalupe dated October 24, 2006.

(3)	0.8 g/t Au equivalent cut-off. Source: Palmarejo Initial Mineral Resource Statement for the La Patria Project dated January 16, 2007.
The study also confirms the earlier reported construction cost estimates of approximately $200 million to achieve commercial production at the Palmarejo Project, including pre-stripping, underground development, mining fleet, power line, ongoing permitting, owner’s costs and contingency.
A technical report describing the preliminary assessment is available under the Palmarejo profile on the Canadian Securities Administration website at www.sedar.com.
On May 3, 2007, Coeur, Bolnisi Gold NL, and Palmarejo announced that they entered into agreements, which were approved unanimously by their respective boards of directors, as well as a special committee of independent directors of the Palmarejo board of directors, to merge. Pursuant to the agreements, Coeur will acquire all of the shares of Bolnisi, and all the shares of Palmarejo not owned by Bolnisi, in a transaction valued at approximately US$1.1 billion. As previously reported, the companies expect the transaction to be completed in the fourth quarter of this year.
About Coeur d’Alene Mines
Coeur d’Alene Mines Corporation is one of the world’s leading primary silver producers and a growing gold producer. The company has mining interests in Alaska, Argentina, Australia, Bolivia, Chile, Nevada, and Tanzania. In 2006, Coeur produced 12.8 million ounces of silver and 116,000 ounces of gold. Cash costs in 2006 were $3.33 per ounce of silver for 2006.
About Bolnisi
Bolnisi Gold NL is an Australia-based company engaged in mining and exploration for gold and minerals. The Company’s activities are all Mexican precious metals operations with an existing portfolio of projects, which include the Palmarejo Silver-Gold project (including Trogan), Chihuahua; the Yecora Gold-Silver project, Sonora, and the El Realito Gold-Silver project, Chihuahua.
About Palmarejo
Palmarejo Silver And Gold Corporation is a silver/gold exploration company listed on the TSX Venture Exchange under the symbol “PJO”. Palmarejo’s principal activity is to explore and develop gold and silver properties located in the Temoris District of Chihuahua, Mexico within the Sierra Madre Occidental mountain range.
Cautionary Statement
This press release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding the terms and conditions of the proposed transaction and anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur or Palmarejo, as the case may be. Operating, exploration and financial data, and other statements in this press release are based on information that Coeur or Palmarejo, as the case may be, believes is reasonable, but involve significant uncertainties affecting the business of Coeur or Palmarejo, as the case may be, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC and the Ontario Securities Commission, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q and

Palmarejo’s Annual Information Form. Additionally, there are risks that the parties will not proceed with the proposed transaction, that the ultimate terms of the proposed transaction will differ from those that currently are contemplated, and that the proposed transaction will be not be successfully completed for any reason (including the failure to obtain the required approvals or clearances from regulatory authorities). Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur and Palmarejo disclaim any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur and Palmarejo undertake no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur and Palmarejo, their financial or operating results or their securities or the proposed transaction.
Additional Information
The proxy statement that Coeur plans to file with the United States Securities and Exchange Commission (“SEC”) and Canadian securities regulators and mail to its shareholders will contain information about Coeur, Bolnisi, Palmarejo, the Palmarejo Project, the proposed transaction and related matters. Shareholders are urged to read the proxy statement carefully when it is available, as it will contain important information that shareholders should consider before making a decision about the proposed transaction. In addition to receiving the proxy statement from Coeur by mail, shareholders will also be able to obtain the proxy statement, as well as other filings containing information about Coeur, without charge, from the SEC’s website (www.sec.gov) and the Canadian securities regulators’ website (www.sedar.com) or, without charge, from Coeur. This announcement is neither a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of Coeur. Coeur and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Coeur’s shareholders with respect to the proposed transaction. Information regarding any interests that Coeur’s executive officers and directors may have in the proposed transaction will be set forth in the proxy statement. The Coeur shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Coeur intends to issue such Coeur shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act.
Technical Information
The preliminary assessment is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the preliminary assessment will be realized. The basis of the preliminary assessment and the qualifications and assumptions made by the authors of the preliminary assessment are included in the Technical Report filed concurrently with this press release.
The information in this report that relates to production and cost profiles is based on information compiled by Neil B. Prenn of Mine Development Associates, Reno, Nevada who is a Registered Mining Engineer in the State of Nevada, a Member of the Society of Mining Engineers and councilor-at-large for the Mining and Metallurgy Society of America and a Qualified Person by Canadian National Instrument 43-101 standards. Neil B. Prenn has sufficient experience which is relevant to the style of mineralisation and type of deposit under consideration and to the activity which he is undertaking to qualify as a Competent Person as defined in the 2004 Edition of the ‘Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves’. Neil B. Prenn has consented to the inclusion in this report of the matters based on his information in the form and context in which it appears.
The information in this report that relates to Exploration Results, Mineral Resources or Mineral Reserves is based on information compiled by Michael M. Gustin of Mine Development Associates, Reno, Nevada who is a Registered Geologist in the States of Utah and Washington and a Qualified Person by Canadian 43-101 standards and by Kenneth M. Phillips, geologist of VOP Mining Services

Pty Ltd and a Director of Bolnisi Gold NL, who is a Member of the Australasian Institute of Mining and Metallurgy and a Qualified Person by Canadian 43-101 standards. Kenneth M. Phillips has sufficient experience which is relevant to the style of mineralisation and type of deposit under consideration and to the activity which he is undertaking to qualify as a Competent Person as defined in the 2004 Edition of the ‘Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves’. Kenneth M. Phillips has consented to the inclusion in this report of the matters based on his information in the form and context in which it appears.
Copies of the merger implementation agreements and certain related documents will be filed with the SEC and Canadian securities regulators and will be available at the SEC’s website at www.sec.gov and at the Canadian securities regulators’ website at www.sedar.com.
Contact:
Coeur:
Director — Investor Relations
Tony Ebersole, 208-771-0150
or
Senior Vice President — Corporate Development
Mitchell J. Krebs, 888-545-1138
or
Bolnisi:
Norman Seckold, Chairman, 011-61-2-9247-5300
or
Palmarejo:
James Crombie, President & CEO, 450-677-2253

Source: Coeur d’Alene Mines Corporation